Exhibit 10.6

CONFIDENTIAL

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and Rule 406 of the

Securities Act of 1933,

as amended.

CONFIDENTIAL

Execution Copy

Lease Agreement

concerning

Semmelweisstraße 7, Planegg

Between

GIP Grundbesitz Investitionsgesellschaft Planegg mbH & Co. KG (District Court of Hamburg, HRA 114264), ABC-Strasse 19, 20354 Hamburg,

represented by the general partner,

Verwaltung GIP Grundbesitz Investitionsgesellschaft Planegg mbH,

represented by its managing director,

Mr. Ludger Inholte,

hereinafter referred to as “Landlord,”

and

MorphoSys AG (District Court of Munich, HRB 121023), Lena-Christ-Strasse 48, 82152 Martinsried / Planegg, represented by its Management Board members Dr. Simon Moroney and Jens Holstein,

hereinafter referred to as “Tenant.”

1.	LEASE PROPERTY

1.1	The Landlord is the owner of the property located at Semmelweisstraße 7, 82152 Planegg, which is also referred to below as the “Property.”

1.2

The Landlord leases to the Tenant the Property including the building on the Property and the following areas (“Lease Areas”) and car parking spaces (Property, Lease Areas and car parking spaces together also referred to as “Lease Property”), whose locations are detailed on the Site Map and Lease Area plans attached as Appendix 1:

(a)	Office space (including, entryways, staircase, etc.)	approx. 10,395 m²

(b)	Laboratory areas (S2 standard)	approx. 2,200 m²

(c)	Archive space (basement)	approx. 1,523 m²

(d)	Car parking spaces (underground)	271 spaces

(e)	Car parking spaces (outside)	12 spaces

1.3

The size of the Lease Property shall be determined after the completion of its conversion in accordance with the area definition attached as Appendix 2 (in accordance with the Directive for the Calculation of Commercial Lease Space of the Association for Real Estate Research) using planimetric CAD measurement from the implementation plans. The staircases and intermediate platforms located within the Lease Property are also part of the Lease Area. The parties undertake to document the result of the measurement – assuming objective accuracy – in a supplement to the Lease Agreement in conformity with the written form clause.

Any deviations in the size of the Lease Areas described in Paragraph 1.2 from the actual proportions of the Lease Property that amount up to 3% of the Lease Areas described in Paragraph 1.2 shall not give rise to either a claim by the Landlord or the Tenant for an adjustment in the cost of the net base lease amount or in the prepayment of ancillary costs. In the event of a difference of more than 3%, the net base lease amount and the prepayment of ancillary costs will be adjusted for the full difference at the request of either party. In this case, the parties will record the actual proportions of the Lease Area that were determined as well as the resulting adjustment in the net base lease amount and the advance payment of ancillary costs as part of a proper amendment to the Lease Agreement. Neither the Landlord nor the Tenant may request such an adjustment one year after the Lease Property has been transferred.

1.4

The Landlord undertakes to convert and equip the Lease Property in accordance with the following documents and principles (in the case of contradictions, priority is given to the preceding appendix; if there are any discrepancies between matters in this Lease Agreement and the documents and principles that follow, the Lease Agreement takes precedence):

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1.	The mutually agreed Tenant building specifications (Appendix 3)

2.	The mutually agreed Site Map and mutually agreed Lease Area plans (Appendix 1)

3.	The generally accepted rules of technology and the relevant DIN standards at the time of submission of the building application for the conversion

The Tenant is aware that a building permit is required for the building project and is still outstanding. The Landlord is required to apply for the building permit within two weeks of concluding the lease. The Landlord is obliged to comply with the construction plans and building regulations when carrying out the building project.

1.5

The Tenant building specifications (Appendix 3), the Site Map and Lease Area plans (Appendix 1) specify the work to be performed by the Landlord or the Tenant and the relevant interfaces to prepare and equip the Lease Property for its intended use. The building application to be submitted by the Landlord must comply with the Tenant building specifications (Appendix 3), the Site Map, as well as the Lease Area plans (Appendix 1). The Landlord has already submitted the building application. For any necessary amendments, the application documents shall be submitted to the Tenant four (4) working days prior to submission. The Tenant is not obliged to check the submitted building application documents. Working days in the context of this Agreement are the days Monday to Friday.

1.6

The Landlord is individually responsible for preparing the planning in consultation with the Tenant according to the following stipulations, provided no specifications/requirements arise from the Tenant building specifications (Appendix 3), the Site Map, the Lease Areas plans (Appendix 1) and the building permit still to be issued. The Landlord is obliged to submit any further development of the Site Map, Lease Area plans (Appendix 1) and the Tenant building specifications (Appendix 3) to the Tenant for approval with a lead time of at least 4 (four) working days. The Tenant will either approve or object to these documents immediately (no later than 4 (four) working days). If no statement is provided by the Tenant within the aforementioned period, the submitted documents are considered to be approved. The objection must be substantiated and in writing and sent by fax or email prior to the deadline. The Tenant’s approval does not imply that the Tenant assumes planning responsibility. The planning responsibility remains with the Landlord.

The Tenant may perform an inspection if this is explicitly provided for in the Tenant building specifications.

To the extent that there are no further specifications as to the construction of the Lease Property (“gaps”), the Landlord is granted discretion in the construction while taking the interests of the Tenant into consideration (Section 315 German Civil Code [BGB]). The Landlord must maintain the standard of quality of the entire Property in rendering such performance.

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1.7

Deviations from the Tenant building specifications (Appendix 3), the Site Map or the Lease Area plans (Appendix 1) intended by the Landlord are possible within the framework of the continuation of the planning, provided that the quality of the construction is not significantly impaired, such deviations are justified based on good cause and if they are reasonable for the Tenant, particularly when these arise from the building permit still to be granted. The Tenant is only obliged to provide consent when the above conditions are met.

The Landlord is obliged to submit to the Tenant for approval any deviations from the Tenant building specifications (Appendix 3), the Site Map and Lease Area plans (Appendix 1), including the identification and description of the deviation, with a lead time of at least 4 (four) working days. The Tenant will give this consent or an objection in writing immediately (within no more than 4 (four) working days). If no statement is made by the Tenant within the aforementioned period, then the documents submitted will be considered as approved. The objection must be substantiated and in writing and be sent by fax or email prior to the deadline. The Tenant’s approval does not imply that the Tenant assumes planning responsibility. The planning responsibility remains with the Landlord.

Should changes be required based on the building permit or as a result of further developments in the current state of planning, or should there be a need for mandatory or otherwise unavoidable structural changes, then the following would apply: In the event of significant changes, the Tenant has the right to withdraw from this Lease Agreement. Significant changes are defined as those that significantly limit the contractedly intended use of the Lease Property. A limitation is significant if the area of the office and/or laboratory space is reduced by at least 10%, the intended laboratory operation is thwarted or significantly limited or leads to significantly higher operating costs. The Landlord will notify the Tenant in writing about the receipt of the building permit. The right of withdrawal must be exercised no later than 4 (four) weeks after the forwarding of the building permit. If the changes are not significant, the Tenant cannot claim any rights based on these circumstances.

1.8

Any changes in the Tenant building specifications or arising from the building permit to be issued or other related amendments, including other changes to the Landlord’s building obligation arising from any additional building permits must be recorded in the form of a written addendum to which both parties mutually agree.

2.	MILESTONES/BUILDING COST SUBSIDY/LEASE EASEMENT AGREEMENT

2.1	To ensure the timely completion of the Landlord and Tenant responsibilities, the parties agree on the following intermediate goals or “milestones”:

1.

The Landlord has two weeks after signing this Lease Agreement to submit a proper building application in accordance with the specifications agreed to in this Lease Agreement to the competent authority.

2.	The Landlord shall begin with the construction work to be executed by the Landlord no later than April 30, 2016.

The Tenant has the right to rescind the Agreement if the achievement of one of the milestones specified in Numbers 1 through 2 above is delayed by more than 14 calendar days. The rescission must be exercised in writing and submitted to the Landlord no more than 14 calendar days after the right of rescission has arisen.

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2.2

The Tenant contributes a lump-sum investment subsidy in the amount of […***…] plus statutory VAT for the performance of construction work to be completed by the Landlord to prepare the facilities in accordance with the Tenant building specifications (Appendix 3). The investment subsidy is payable within 10 days of receiving a proper invoice with VAT stated separately and not before March 1, 2016 when the conditions set out in 20.2 have been met and only in stages against the provision of the following collateral:

1.

Provision of an unconditional, perpetual, directly enforceable guarantee in the amount of […***…] from a bank or savings bank authorized to conduct business in Germany, which otherwise must comply with the template attached as Appendix 4.

2.	Provision of a letter of comfort limited to […***…] in accordance with the template attached as Appendix 5.

The collateral to be provided by the Landlord pursuant to this Paragraph 2.2 shall secure any claims of the Tenant against the Landlord for the repayment of the investment subsidy. The collateral must be returned to the Landlord when the transfer of the Lease Property (Paragraph 3.1) has been made or is deemed to have been made (Paragraph 3.2) and the Tenant has ordered the easement according to Paragraph 2.4 to be entered in the title register in favor of the Tenant (sufficient is a notary’s certification that is also addressed at least to the Tenant ensuring the correct priority of the record of title).

To compensate the Landlord for the additional costs arising from the provision of the collateral mentioned (including aval fees, increased financing costs, increased processing fees at the financing bank), the Tenant must pay 50% of these costs to the Landlord up to a maximum amount of […***…] plus VAT. This claim is due ten working days following the submission of a verifiable list of additional costs from the Landlord to the Tenant.

2.3

The Landlord is obliged to repay the investment subsidy to the Tenant if the Agreement is terminated prematurely by providing notice or through rescission before or after the date of transfer. This does not apply if the premature termination is based on circumstances for which the Tenant is responsible or if they are within the Tenant’s realm of influence (for example, in the event of the Tenant’s potential insolvency). In the event that the Lease Property is sold to a third party after the transfer to the Tenant and the limited personal easement according to Paragraph 2.4 has been ordered but not yet registered in the title register, the obligation to repay the investment subsidy remains with the previous Landlord until the limited personal easement according to Paragraph 2.4 is registered in the title register. Apart from this, the later the premature termination of the lease is made, the lower the obligation to repay the investment subsidy in accordance with the following:

–	Early termination effective no later than at the end of one year from the starting date of the lease (Paragraph 4.1): 100% of the investment subsidy must be repaid.

–	From this point on, the amount of the obliged repayment is reduced by 1/10 for each additional year of the lease term starting at the beginning of the lease period.

–	The repayment obligation ceases at the end of the 10th year after the lease’s starting date (Paragraph 4.1).

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2.4

The Landlord undertakes no later than at the start of the lease (Paragraph 4.1), to order a personal easement limited in Part II to the next available rank in priority, in Part III the rank in priority before registered liens (lease collateral easement) in accordance with the template attached to this Agreement as Appendix 6 and to have it entered in the title register of the owned property underlying the Lease Property at the Landlord’s expense in favor of the Tenant and charged to the land mentioned in Paragraph 1.1. The easement serves to secure the use of the Lease Property in those cases of premature termination of the lease in which the easement is not to be deleted in accordance with the provisions below.

The Landlord is entitled to demand the immediate cancellation of the easement at the expense of the Tenant, when

a)

the tenancy is terminated as a result of the notice provided, except only notice provided according to Section 57a of the Act Governing Forced Administration and Foreclosures (ZVG) or Section 111 of the German Statute on Insolvency (InsO); or

b)

the Tenant does not fulfill the current lease payment obligations arising from the tenancy or the compensation obligation in accordance with the easement agreement vis-à-vis the respective Landlord, owner or receiver in accordance with Section 543 (2) sentence 1 no. 3 BGB; or

c)	the tenancy has ended as a result of the expiration of time or by mutual agreement; or

d)	the insolvency proceedings initiated against the Tenant or the initiation of insolvency proceedings has been rejected for lack of assets; or

e)

without the prior written consent of the respective mortgagee that is or will be entered in Part III of the title register for the land underlying the lease object, the Landlord and the Tenant agree (i) to change or cancel the maximum amount of compensation of limited personal easement in accordance with Section 882 BGB of […***…] or (ii) to modify the content of the limited personal easement; or (iii) to give priority to another mortgagee over the limited personal easement.

3.	TRANSFER OF LEASE PROPERTY AND LEASE PURPOSE

3.1

The Lease Property will be transferred to the Tenant no later than October 1, 2016. Upon transfer of the Lease Property, the Tenant must be given a key card and all access keys or access cards. Upon transfer, the Tenant is entitled to use the Lease Property free of charge until the beginning of the lease period (Paragraph 4.1) and to carry out the Tenant-specific extension (“extension period”). During the extension period, the Tenant assumes the duty to maintain the safety of the Lease Property. Upon transfer, a joint transfer protocol will be prepared that includes a list of defects and residual work to be completed by the Landlord within a reasonable time and no later than December 31, 2016. Residual work is minor completion work that does not affect the expansion by the Tenant. Insignificant defects that do not significantly affect the use of the Lease Property do not preclude the transfer to the Tenant.

Insofar as the transfer protocol does not contain any defects/residual work, the Tenant recognizes the condition of the Lease Property by signing the transfer protocol as contractually agreed. This excludes defects that cannot be identified by the Tenant in the course of a walk-through and without opening structural elements.

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3.2

The Tenant will receive a binding notification in writing of the precise date of transfer 6 (six) weeks in advance. The Tenant must take possession of the Lease Property in the condition described in the Agreement on the date notified. If the Tenant refuses to take possession of the Lease Property in the condition described in the Agreement on the transfer date or if the transfer does not take place due to failure to provide the security deposit, the transfer is deemed to have been made.

3.3

If the Landlord culpably exceeds the latest transfer date mentioned in Paragraph 3.1, the Tenant is entitled to demand a penalty under the Agreement for each full day of the overrun. This agreement penalty would be staggered as follows:

a)	in the month of October, the agreement penalty would be […***…] (in words: […***…]) per calendar day;

b)	in the month of November, the agreement penalty would be […***…] (in words: […***…]) per calendar day;

c)	in the month of December, the agreement penalty would amount to […***…] (in words: […***…]) per calendar day.

The agreement penalty is limited to a maximum amount of […***…] (in words: […***…]). Upon proof, the Tenant may assert a higher damage.

When an agreement penalty becomes due, the Tenant’s rights and further claims in connection with the delayed transfer of the Lease Property, particularly the right to rescind the Agreement, terminate the Agreement or enforce claims for high damages are excluded for a period of 8 (eight) weeks starting at the beginning of the agreement penalty period. This does not apply to any rights to a reduction in price that the Tenant would be entitled to under this Agreement. Rescission, termination or the enforcement of claims for damages in connection with the late transfer of the Lease Property shall only be considered after a period of 8 (eight) weeks as of the beginning of the obligation to pay an agreement penalty. It is clarified that in the case the Tenant rescinds the Agreement, the Landlord is obliged, among other things, to repay the investment subsidy in accordance with Paragraph 2.2.

If the transfer of the Lease Property is delayed for reasons beyond the Landlord’s control or if the Tenant fails to meet his/her obligations, the latest transfer date according to Paragraph 3.1 shall be postponed by precisely the amount of the time of the delay.

3.4

The Tenant will use the Lease Property as an office and/or laboratory (“purpose of the lease”). Furthermore, the Tenant intends to use areas on the ground floor as a canteen and sublet the premises to an operator for this purpose. The canteen is also intended to be open to the external public. The Landlord has already agreed to this use and subletting. Any significant change in the nature of the business/occupation practiced at the Lease Property requires the Landlord’s prior written consent. The granting of such consent may be denied only for good cause. It is the sole responsibility of the Tenant to ensure that the Lease Property is economically suitable for the purpose of the lease agreed here.

3.5

The Landlord has chosen the value-added tax option with respect to the Lease Property under Section 9 (2) of the German Value Added Tax Act (Umsatzsteuergesetz – UStG). The Tenant is obliged to use the Lease Property exclusively for transactions that are subject to the deduction of input tax in accordance with the statutory provisions applicable at the time of conclusion of this Lease Agreement. Use for tax-free transactions is only

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permitted insofar as it does not cause any damage to the Landlord under VAT regulations. The Tenant is required to inform the Landlord immediately if the Tenant concludes transactions on the Lease Property that exclude all or part of the input tax deduction contrary to the above provision. In this case, the Tenant is obliged to compensate the Landlord for the loss caused by the loss of the input tax deduction. Furthermore, the Tenant is required to hand over a written declaration to the Landlord upon the Landlord’s justified request that he will use the Lease Property to the extent agreed above only for transactions that do not exclude the deduction of input tax. Insofar as the Landlord has to furnish further proof to the tax authorities in this connection, the Tenant is obligated to provide the Landlord with the corresponding proof or to provide it directly to the tax authorities if this is sufficient to fulfill the Landlord’s obligations. In the case of a sublease, the Tenant is obliged ’to opt for VAT with respect to the sublease and impose obligations upon the subcontractor under Paragraph 3.5 above in such a way that the Landlord also has direct rights against the subtenant through the Tenant’s agreement with the subtenant (contract in favor of third parties). The Tenant is responsible for ensuring the Landlord that the subtenant complies with this obligation.

3.6

Regulatory ordinances and orders that result from the general nature and/or location of the Property and/or relate to the Tenant building specifications (Appendix 3) are to be met by the Landlord. Insofar as regulatory orders or the obtaining/maintaining of official permits are caused by the personal or special operating conditions of the Tenant or the special circumstances of the Tenant’s commercial operation or are based on deviations from the Tenant building specifications (Appendix 3) caused by the Tenant, the resulting measures and associated costs are the sole responsibility of the Tenant. Related ordinances and orders must be met by the Tenant at the Tenant’s own expense, and the Tenant must indemnify the Landlord against any claim based on the related ordinances and orders, even if they are directed against the Landlord. The Tenant is also obliged to the Landlord to comply with public law provisions such as orders related to the building permit or from the Property’s valid development plan.

3.7	The Tenant is not granted any protection against competition or rival products.

4.	LEASE AGREEMENT START DATE AND DURATION

4.1	The lease period begins on January 1, 2017 (“lease start date”).

4.2	The Lease Agreement is concluded for a fixed period of ten years and two months as of the start of the lease period (Paragraph 4.1) (“fixed lease period”).

4.3

The Tenant is granted the right to extend the fixed lease period twice for a period of five years each (“lease option period”) by means of a unilateral statement according to the applicable terms of the Lease Agreement at the time of its conclusion (“option right”). The Tenant must exercise this option right in writing and provide this to the Landlord at least 13 months before the end of the fixed lease period in accordance with Paragraph 4.2 or the first lease option period pursuant to Paragraph 4.3.

4.4

If the Tenant chooses not exercise this option right, the lease will be extended for one year (“extended lease period”) each time the lease is not terminated by a contract party at least twelve months before expiry of the fixed lease period pursuant to Paragraph 4.2, any first or second lease option period pursuant to Paragraph 4.3 or the extended lease period in accordance with this Paragraph 4.4. If the Tenant exercises the option right, the lease

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will be extended for one year each time at the end of the option lease period if it is not terminated by the Tenant or the Landlord at least twelve months before the expiration of the option lease period. If the Lease Agreement has been extended for one year or more, it may be terminated by the Tenant or the Landlord with a notice period of twelve months as of the end of the month.

4.5	If the Tenant continues to use the Lease Property after the lease period has expired, the lease is not deemed as extended. Section 545 BGB is waived.

4.6

Should the Lease Property be completely destroyed or a major portion of the Lease Property be destroyed by an event not caused by the Landlord (e.g., fire or otherwise), it is the decision of the Landlord as to whether or not the Lease Property will be rebuilt.

5.	TERMINATION OF LEASE AGREEMENT

5.1	Any termination of the Lease Agreement must be in writing. The receipt of the notice of termination and not the dispatch of the notice of termination determines the timeliness of the termination.

5.2	Landlord and Tenant are allowed to terminate the lease without observing a notice period if there is good cause. The Landlord is also allowed to terminate the lease for cause without notice when

(a)	the Tenant has missed two consecutive lease payments or has not paid a significant portion of the lease payment (Section 543 (2) no. 3a BGB) or

(b)	the Tenant has missed the lease payment for a period that extends over more than two payment dates in an amount that has reached the equivalent of two lease payments (Section 543 (2) no. 3b BGB) or

(c)	the Tenant has issued an affidavit in accordance with Section 807 ZPO, initiated an out-of-court procedure for debt settlement or has discontinued payments; or

(d)	the Tenant is late with providing the agreed security deposit and has not provided this security deposit within a two-week grace period; or

(e)

the Tenant continues to use the Lease Property contrary to the Agreement and after receiving a prior written warning or continues to cause significant disturbance or damage to the Landlord or other tenants of the Lease Property, or

(f)	the Tenant arranges, makes or tolerates unauthorized subletting or transfer to third parties and, despite a warning, does not terminate this action within a reasonable time; or

(g)	the Tenant fails to comply with other material contractual obligations within a reasonable period of time despite a warning.

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6.	LEASE PAYMENT AND INDEXATION

6.1	The monthly lease payment consists of the following:

(a) Approx. 10,395 m² office space à EUR 14.00/m²	= […***…]

(b) Approx. 2,200 m² laboratory space à EUR 20.00/m²	= […***…]

(c) Approx. 1,523 m² of archive space (basement) à EUR 6.75/m²	= […***…]

(d) 271 car parking spaces (basement) à EUR 85.05/parking space	= […***…]

(e) 12 parking spaces outside at EUR 78.00/parking space	= […***…]

(f) Net base lease amount	= […***…]

(g) plus VAT (currently 19%)	= […***…]

(h) Total monthly lease payment	= […***…]

6.2

The Tenant’s obligation to make the agreed lease payment in Paragraph 6.1 shall commence two (2) months after the lease start date (Paragraph 4.1), i.e., March 1, 2017; the Landlord waived the Tenant’s lease payment for the months of January and February 2017. The Tenant is still, however, obliged to pay the ancillary costs as of the start of the lease period.

6.3

If the prerequisite for the Landlord’s VAT option pursuant to Section 9 (2) UStG ceases to apply because the Tenant does not use the Lease Property in whole or in part in accordance with the agreement made in Paragraph 3.5, the Landlord is no longer required to report the VAT separately. Rather, in this case, the previous gross lease payment (monthly lease payment excluding prepaid ancillary and heating/ventilation costs but including statutory VAT) will in the future be owed in the as the (new) monthly lease payment plus ancillary costs, without VAT being charged. Should the absence of the prerequisite for the option only become known at a later time, then the Landlord is entitled to subsequently correct the invoices issued thus far so that the contractual gross lease payments to date correspond to the monthly lease payment (without recording VAT). Other claims by the Landlord pursuant to Paragraph 3.5 remain unaffected.

6.4	The net lease payment is indexed as follows:

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(a)

The net lease payment is adjusted in accordance with the consumer price index for Germany (currently based on 2010 = 100) set by the German Federal Statistical Office. As of January 1, 2020, the respective net lease payment will automatically increase or decrease by 100% (100 of 100) of the percentage change in Germany’s consumer price index compared to the month in which the lease began (Paragraph 4.1).

(b)	The net lease payment is then adjusted every two years as of January 1 by 100% (100 of 100) of the respective percentage change in the index.

(c)

The above changes are made automatically so that the amount adjusted in accordance with the change in the index is owed without a specific request. There are no consequences due to late payment, however, until the Tenant receives a recalculation in writing from the Landlord.

6.5

If the index referred to in Paragraph 6.4 is discontinued, replaced by an alternative index or converted to another base number, the amended index will replace the index specified in Paragraph 6.4. Incidentally, the contracting parties are obliged to agree on such a provision that comes as economically close as possible to the Agreement reached here.

7.	LEASE PAYMENT/SECURITY DEPOSIT INFORMATION

7.1	The lease payment is due monthly in advance no later than the third working day of the month, free of charge to the Landlord in the following account:

[…***…]

IBAN: […***…]

stating the Agreement number.

Timely payment is not based on the date of the payment’s dispatch but on the date the funds are credited.

7.2

Upon transfer of the Lease Property, the Tenant shall provide a security deposit in the form of a bank guarantee from a bank or savings bank secured by the Deposit Guarantee Fund of the Federation of German Banks or a similar deposit guarantee fund in the amount of […***…] in accordance with the security deposit attached as Appendix 4a. The Tenant will not be allowed to access the Lease Property until the security deposit has been provided. Any delays that result are the responsibility of the Tenant; the Tenant is thereby still responsible for meeting the contractual obligations, including the obligation to make lease payments. Paragraph 5.2(d) remains unaffected.

7.3

The parties calculated the security deposit agreed above based on the sum of three net base lease payments. Should the billing of ancillary costs be changed in such a way that the Tenant is required to make payments for these costs in advance, the Landlord is entitled to request an increase in the security deposit equal to three times the amount of the advance payment for ancillary costs.

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7.4

If the Property is sold, the Landlord is entitled to hand over the security deposit to the acquirer. However, at the Landlord’s request, the Tenant is obliged to transfer a similar security deposit to the acquirer of the Property in accordance with the above provisions in a step-by-step process as the Landlord or his/her legal predecessor return the security deposit to the Tenant. After the Landlord or his/her legal predecessor returns the security deposit to the Tenant, the Landlord’s liability for the return of the security deposit expires pursuant to Section 578 BGB in conjunction with Section 566a sentence 2 BGB.

8.	ANCILLARY COSTS

8.1

The parties agree that in addition to the net base lease payment, the Tenant shall also pay the operating and ancillary costs plus statutory value added tax in accordance with Appendix 7, insofar as the corresponding services have actually been provided. This does not apply if the Tenant has legally assumed the respective services underlying the settlement item at the Tenant’s own expense through either a direct purchase from the respective utility and service providers or provided by the Tenant’s own contribution and these services were actually rendered for the Tenant’s own account. The Tenant will, as far as possible, conclude all relevant agreements for the operation in the Tenant’s own name and for the Tenant’s own account and bear all ancillary costs directly.

8.2

The Tenant will conclude contracts directly with the utilities and service providers to the extent possible to ensure that usage-based costs such as water, sewage, electricity, warmth and heating, as well as non-usage-based costs, which are to be borne by the Tenant under this Agreement, are to be settled directly between the Tenant and the utility or service provider. Insofar as it is not possible to conclude a direct agreement with the utility or service company, the Landlord will comply with the mandatory statutory provisions, such as the German Heating Cost Ordinance, and charge the Tenant usage-based costs pro rata according to consumption as well as the non-usage-based costs on a pro rata basis, if applicable, and based on the total Lease Area to the extent that these costs and other ancillary costs are to be borne by the Tenant under this Agreement. The Landlord shall not charge the Tenant any management costs when the settlement of prepaid and billed ancillary and operating costs under Paragraph 8.6 is waived. If prepaid and billed ancillary and operating costs are settled, provided there is proof of these costs, the Landlord is entitled to charge the Tenant a maximum of 1% of the net lease amount plus statutory VAT as management costs as part of the ancillary costs.

Prepayments of ancillary and operating costs are adjusted at the beginning of the lease period (Paragraph 4.1) and then at the beginning of each calendar year in accordance with the agreements concluded directly by the Tenant and in accordance with the agreements concluded by the Landlord.

8.3

The Landlord has the right to demand a reasonable advance payment for the ancillary and operating costs payable monthly on the due date of the lease payment plus value added tax in accordance with Paragraph 6.1. Reference is made to Paragraph 8.6.

8.4

The billing period for ancillary and operating costs is the calendar year. The netted ancillary and operating costs to be paid by the Tenant based on the invoice prepared by the Landlord after the end of the billing period must be paid within one month of the Tenant’s receipt of the invoice. The Tenant has the right to take a detailed look at all of the receipts and invoices underlying these costs. Upon the Tenant’s written request, the Landlord will provide the Tenant with a copy of all of the underlying receipts/invoices for the operating and ancillary costs for the Tenant’s examination. Reasonable photocopying costs are borne by the Tenant upon the Landlord’s request. The Landlord has the right to adjust the amount of the advance payment

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for ancillary and operating costs according to actual changes in costs. Proper and verifiable billing must take place no later than the end of the 12th (twelfth) month after the end of the billing period. Section 556 (3) BGB applies to the extent that it is possible for the Landlord to issue a bill because the Landlord has the necessary information. The Landlord is also entitled to issue a subsequent bill if the Landlord only received a bill for the cost items at a later date.

8.5

The parties undertake to mutually agree that all adjustments to prepayments of ancillary and operating costs agreed in the context of a sufficient addendum to the Lease Agreement for long-term leases shall be put in the proper written form.

8.6

If as a result of agreements concluded in the name and for the account of the Tenant, the Tenant remains responsible only for the distribution and transfer of property taxes, the costs of any insurance concluded by the Landlord for the Lease Property and only a few other operating and ancillary cost items incurred no more than three times a year, a prepayment of ancillary and operating costs and a yearly ancillary and utility bill shall be waived. In this case, the Tenant is obliged to compensate the Landlord for property taxes and insurance costs as well as any remaining additional operating and ancillary costs after their corresponding and proper settlement by the Landlord ad hoc during the year and within 30 days of the receipt of the invoice.

For the time being, the parties will presume to proceed according to the aforementioned rules, and no advance payments for ancillary and operating costs will be made.

The parties undertake to mutually agree to an addendum to this lease in proper written form for any changes in the rules with respect to the billing of prepaid ancillary and operating costs and waiving the yearly ancillary and operating cost bill.

8.7

If ancillary costs arise or increase within the framework of proper management, the Landlord may transfer the costs to the Tenant of the Property as of the date these costs are created/increased and stipulate an appropriate sum of advance payment. If the Landlord does not have a current property tax assessment, then a calculation estimating the probable property tax will be used in its place. The Landlord makes the final bill, which can also be made retroactively, following the final decision on the revaluation of the unit value and property tax; it is not required to state the reservation on the bill for ancillary costs.

The Landlord is not entitled to bill tenants for additional costs or encumbrances retrospectively assessed, even for costs already billed that occurred during the lease period unless the Landlord is not responsible for the late assertion.

8.8

The Tenant is responsible for the proper disposal of waste that is not included in the disposal of household waste (particularly hazardous waste and substances and bulky waste such as packaging, etc.). The Tenant is also responsible for properly storing this waste temporarily until its disposal. The Tenant is not permitted to store refuse containers, waste or recyclables outside of the areas specifically marked for this purpose by the Landlord.

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9.	MAINTENANCE AND USE OF PROPERTY AND LEASE PROPERTY

9.1	The Landlord assumes the maintenance of the Property’s structure (Dach und Fach) (external maintenance) and bears the costs incurred.

In the sense of this provision, the structure includes the roof construction with the roofing and the associated plumbing work including front, side and glass roofs as well as access to the roof and all structures intended to protect the top of the building against environmental influences, especially moisture (Dach). The structure also includes the building’s load-bearing structures (all foundations, load-bearing walls, columns, pillars and floor ceilings) and the facade and facade cladding (without glazing, door and window fittings or window frames) and all supply and disposal risers preinstalled by the Landlord in the walls, in or below the floor ceiling and in the basement and floor ceilings to the respective divisions on the floors (Fach).

9.2

The Tenant is obliged to maintain, service and repair the Lease Property (including technical equipment and facilities) at the Tenant’s own expense unless the Tenant is expressly released from the obligation to pay the maintenance and repair costs. The parties make it clear that the Tenant is not responsible for maintenance and repair, as far as the defects were existing defects, and in the case of damages, as far as these were not caused by the Tenant, the Tenant’s agents or by force majeure. The Tenant is also not responsible for any rights to claim defects or any other claims in connection with defects or damage to the Lease Property against those involved in the Property’s construction or in the conversion of the Lease Property owed by the Landlord according to the Agreement.

For the purposes of this Lease Agreement, “maintenance” includes all measures necessary to maintain the Lease Property as agreed, to prevent damage and to remedy the consequences of wear, aging, weather or tear. “Repair” as defined in this Lease Agreement covers the repair of damage as well as the replacement of leased, no longer economically repairable equipment, facilities or other components of the lease object; for replacement purchases see also Paragraph 9.6.

9.3

Subject to the agreed exceptions, the Tenant accepts responsibility for the maintenance and repair of the building’s housing technology at the Tenant’s own expense, whereby the above restrictions on the transfer of the duty of maintenance and repair to the Tenant also apply without restriction. The building’s housing technology includes mainly, if applicable, entry systems, heating systems, heat pumps, thermal heat installations, refrigeration systems, ventilation systems, air conditioning systems, high-voltage installations, low-voltage systems such as fire alarm systems, CO warning systems, technical centers for building management, backup power systems, conveyor systems such as elevators and lifts and sun protection equipment (in each case material and personnel costs).

The Tenant is also responsible for cleaning (inside and out) the Lease Property and the care and nurturing of the grounds.

9.4

The portion of repair costs per calendar year to be borne by the Tenant shall be limited to an amount equal to 10% of the annual net lease payment to be paid for the respective calendar year. Any additional costs beyond this amount are to be borne by the Landlord.

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The above limitation does not apply (i) to installations, additions, equipment and technical installations brought in by the Tenant or (ii) when the Tenant has not fulfilled the maintenance obligations. The Landlord is entitled at any time to demand proof of the execution of maintenance work (specifically maintenance records) from the Tenant.

9.5

Insofar as the Tenant bears and actually fulfills the repair and maintenance obligation in accordance with the Agreement, the repair and maintenance costs will not be charged as ancillary or operating costs in accordance with Paragraph 8, even if this Agreement provides for a corresponding cost apportionment. The parties agree that the Tenant will not bear the costs of any maintenance or repair work that may be included in certain allocable ancillary or operating cost items as part of ancillary or operating costs as the Tenant is not responsible for the maintenance and repair or the costs of maintaining and repairing the Lease Property in accordance with this Paragraph 9. Paragraph 9 precedes Paragraph 8 in this respect.

If the Tenant fails to fulfill the obligation to carry out any maintenance and repair work owed under the Agreement, the Landlord may demand that the Tenant reimburse the Landlord for the costs incurred. The Landlord has the right to choose whether the costs should be reimbursed by the Tenant in the form of an advance payment for ancillary costs or whether to issue a separate invoice.

9.6

The obligation to replace technical equipment under Paragraph 9.3 shall be borne by the Landlord if a replacement is required, which is the case if the Tenant has met the maintenance and repair obligation in accordance with the Agreement and (i) a repair is technically no longer possible or ( ii) the severity of the damage and the repair cost is no longer reasonable from the point of view of an economically rational Landlord considering the object’s expected life (the expected life is determined by the current relevant guidelines for the efficiency of building housing technology set out by the Association of German Engineers [Verein Deutscher Ingenieure –VDI]), or (iii) replacement is required by mandatory public law.

The Tenant is required to inform the Landlord in writing of the relevant facts and point out the Landlord’s duty in the view of the Tenant to procure a suitable replacement. Replacement procurement within the meaning of this lease is the purchase of a totality of items that together form a functional unit. Due to this definition, a functional unit is to be specifically distinguished from a mere spare part (for example screws, gaskets, fuses, control relays, etc.).

9.7	Cosmetic repairs to the Lease Property are the responsibility of the Tenant.

9.8	To the extent that there are existing maintenance agreements for technical equipment, the Landlord may demand that these agreements be assumed by the Tenant.

9.9

Before setting up or altering technical installations that because of the impact it causes (e.g., shaking, vibrations, noises, odors, pollutants, radiation, dust, gases, interfering currents, magnetic fields) disturbs third parties or could endanger the building or property, the Tenant is required to seek out the relevant regulations (including those of professional associations) and standards and obtain Landlord’s written consent upon the presentation of this information. The Tenant has a right to this consent when negative consequences to third parties, the building or property can be ruled out. If such technical installations do, however, disturb third parties or cause an adverse impact on the building or property, the Landlord may revoke the permission granted and demand the removal of these installations. Exceptions to this are technical installations that are set up or altered as part of the labora-

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tory’s utilization. If such installations cause damage to the building and/or property, the Tenant is required to replace them. The same applies to risks resulting from the installation of heavy equipment, machines, safes or objects on the Lease Property.

9.10

If the Tenant deals with dangerous substances or dangerous preparations as defined in Section 3a of the Chemicals Act of Section 3 of the Hazardous Substances Ordinance, the Tenant is obliged to observe all relevant regulations for the handling of these dangerous substances and preparations, and thereby releases the Landlord from the associated risks and regulatory claims. The Landlord is entitled to demand from the Tenant the conclusion and the maintenance of appropriate liability coverage for the handling of these materials and preparations. The Tenant is required to provide proof of the conclusion, coverage and continuity of coverage at the Landlord’s request at all times. The Tenant must provide compensation for any damage caused by the use of dangerous substances and preparations attributable to the Tenant (including their storage/warehousing).

9.11

Damage to the property or the building is to be reported to the Landlord or his/her legal representatives as soon as the Tenant becomes aware of this damage. In the event of imminent danger, the Tenant himself will take the necessary measures to the extent possible.

9.12

The Tenant is liable to the Landlord for all damage caused by the breach of the duty of care incumbent on the Tenant, particularly in the case of improper handling of the installations, objects and materials mentioned in Paragraphs 9.9 and 9.10.

9.13

The Tenant will immediately repair the damage that falls under the Tenant’s area of responsibility in consultation with the Landlord. If the Tenant does not meet this obligation, even after a written reminder within a reasonable period, the Landlord may have the necessary work done at the Tenant’s expense. In the event of imminent danger, a written reminder and deadline are not required.

9.14	The Tenant assumes the public safety obligation with respect to the Lease Property.

9.15	In the event of damage on the Lease Property, it is the duty of the Tenant to prove that the Tenant is not at fault.

10.	SUBLETTING

10.1

The Tenant requires the Landlord’s written consent for the complete or partial transfer of the Lease Property to a third party. The Tenant will submit a sublease agreement to the Landlord in advance to request this consent. The Landlord can only refuse consent for good cause. Good cause includes the intention to sublet for a lease purpose other than the purpose agreed in Paragraph 3 or if the Property’s subtenant does not (within the meaning of Paragraph 3.5) only generate transactions allowing for the deduction of input tax or if the sublease agreement does not contain the provisions agreed in Paragraphs 3.5 and 3.6, in which the Landlord can make a direct claim against the subtenant (contract in favor of third parties). The Landlord may revoke a given consent if the person or the behavior of the third party would entitle the Landlord to terminate without notice under the Agreement between the Landlord and the Tenant.

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10.2

Both in the case of subletting with the Landlord’s approval as well as without the Landlord’s approval or in the case of another transfer of use, by signing the lease the Tenant assigns all claims against the subtenant and liens under this Lease Agreement to the Landlord who, in turn, accepts the assignment.

10.3

In the case of a sublease or other transfer of use, the Tenant is liable for all actions and omissions of the subtenant/user as if they were the Tenant’s own actions regardless of the fault of the Tenant.

10.4	Subletting to companies affiliated with the Tenant as defined in Sections 15 et seq. AktG is permitted without the Landlord’s prior consent as is the subletting of car parking spaces or the canteen.

11.	ADDITIONS AND MODIFICATIONS MADE BY THE TENANT AS WELL AS ADVERTISEMENTS AND SPECIAL OPERATING FACILITIES

11.1

The Tenant requires the Landlord’s written consent for additions and modifications made to the Lease Property, including the attachment or modification of permanent installations. The Tenant shall submit suitable plans to the Landlord in advance. It is clarified that additions and modifications in accordance with the Tenant building specifications (Appendix 3) do not require approval. For this, the Landlord hereby gives his consent. The Landlord already agrees to the attachment of advertising signs on the Lease Property’s outer facade in the same manner and place where the advertising signs of the previous tenant Imtech Deutschland GmbH & Co. KG were attached at the conclusion of the lease (shown in Appendix 8). The Landlord may refuse or revoke consent to such measures only for good cause. The Landlord may make the consent to installations outside the Lease Property (with the exception of advertising signs) contingent on the payment of a user fee. The maintenance obligation and the duty of public safety are the responsibility of the Tenant.

11.2

It is the Tenant’s responsibility to procure and maintain the regulatory approvals required for the above measures and to bear all costs associated with the implementation of these measures. Official permits must be submitted to the Landlord prior to the commencement of the measures. Insofar as technical installations are subject to approval and/or regular inspection (for example by TÜV), approval and testing must be arranged by the Tenant at his/her own expense. Evidence that the approval and testing have taken place must be provided to the Landlord. Upon termination of the lease, the Tenant must restore the Property’s original condition. The Tenant may leave structural changes and installations in place with the Landlord’s consent without obliging the Landlord to pay any compensation.

11.3

The Tenant must also service, maintain and repair the equipment installed by the Tenant, including advertising devices, signs and other special operating equipment, and if necessary, replace or renew the equipment when it is permanently connected to the object.

11.4	Existing pipes, ducts and cables (for example for high-voltage and low-voltage electricity, gas, water, etc.) may only be used to the extent that overloading does not occur.

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If the Tenant has greater demand and/or disposal needs, the necessary measures, provided they are feasible in terms of technology and time, are at the expense of the Tenant. Such changes to existing or planned facilities require the prior written consent of the Landlord. The Landlord may refuse consent for good cause only.

12.	TENANT REPAIRS AND STRUCTURAL MODIFICATIONS

12.1

The Landlord may make repairs and structural changes necessary for preserving the land, buildings and business entity, to avert imminent dangers or to eliminate damage even without the Tenant’s consent provided this is announced in a timely manner except when there is imminent danger. The Tenant’s prior consent is required for work and structural measures that are not necessary but advisable, particularly upgrading (in the sense of adapting the Property to contemporary building standards), better utilization or expansion (including adding another floor). Consent may only be denied for good cause. Section 578 BGB in conjunction with Section 555e BGB is waived. The Landlord must indemnify the Tenant for any damage caused by the structural changes, as well as for the claims of third parties. If the work affects the contractually agreed use of the Property more than negligible, the Tenant is entitled to a reduction in the lease payment.

12.2

The Landlord will take due care in carrying out the work in the interest of the Tenant. The Landlord will inform the Tenant well in advance of the work and construction measures to be carried out and present his conversion and/or expansion plans. The Tenant will keep the spaces and areas of the Lease Property affected by these measures within reasonable limits and shall not obstruct or delay the execution of the work.

13.	TRANSFORMER SUBSTATION AND POWER LINES

The Tenant is aware that in accordance with the documents enclosed in Appendix 9, power lines have been installed on the Property, and the Lease Property contains a transformer substation.

The Tenant accepts the obligations of the property owner shown in Appendix 9 as the Tenant’s own, insofar as these exist.

14.	LIABILITY OF THE LANDLORD – THIRD-PARTY DISTURBANCES

14.1

The Landlord’s liability for all claims arising after the start of the lease (Paragraph 4.1) – the decisive factor being the time when the circumstances causing the damage occur – including those from pre-contractual obligations and unauthorized actions, are subject to the following special provision, assuming that the Landlord or his/her legal representatives were deliberately or grossly negligent.

Notwithstanding any liability under the above provision, the Landlord shall not be liable for any damage claims arising after the start of the lease (the decisive factor is the time when the circumstances causing the damage occurred) (Paragraph 4.1) – including those arising from pre-contractual obligations and unauthorized actions, unless they are based on

(a)	at least a simple negligent breach of a material contractual duty by the Landlord or his/her legal representatives;

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(b)	at least a simple negligent breach of duty by the Landlord or his/her legal representatives leading to a loss of life, bodily injury or damage to health;

(c)	the absence of guaranteed property belonging to the Lease Property; or

(d)	the compulsory legal liability of the Landlord or his/her legal representatives.

The Landlord bears the burden of proof that any necessary fault for the respective liability in accordance with sentence 1 or sentence 2 does not lie with the Landlord.

14.2	Reduction claims and/or rights of retention of the Tenant can only be asserted if they are based on

(a) legally established claims,

(b) undisputed claims or

(c) initial defects of the Lease Property.

The Tenant’s rights of recovery under Section 812 BGB remain unaffected.

14.3

Any claim regarding emissions or disturbances for which the Landlord is not responsible and which are considered intolerable for the Tenant shall be limited to the amount of the Landlord’s claim for reimbursement from the third party causing the emissions/disturbances. In the event of a legal dispute between the Landlord and the respective third party, the Tenant is obliged to support the Landlord and to provide the necessary evidence with regard to the impairment affecting the Tenant.

14.4	All disclaimers and limitations of liability contained in this Agreement also apply to the Landlord’s legal representatives.

15.	INSURANCE

15.1

The Landlord, as owner, will take out liability insurance for the building covering the building, fire, storm, water mains, loss of lease payment, equipment and property, as well as glass breakage insurance covering general areas (including EC coverage). The insurance should be purchased at a major insurance company at the most economical conditions possible. The Landlord and the Tenant will each request an offer for insuring the aforementioned risk from their respective insurers six months before the earliest scheduled date of the Property’s transfer. The required specifications are defined by the Landlord. The Landlord is free to decide which insurer to take, regardless of the cost-effectiveness of the competing offers. The Tenant is required to bear the cost of insurance as an ancillary cost but is only required to pay the cost of the least expensive offer received.

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15.2	The Tenant is responsible for insuring the objects, technical installations, advertising equipment and additions installed by the Tenant against all types of damage, including, among others:

•	fire and mains water damage;

installations or other objects supplied by the Tenant, including the Tenant’s inventory, taking into account the risks of wastewater and improper water discharge from sprinklers;

•	glass damage; and

•	burglary theft.

The Tenant is also required to take out a business liability insurance policy and maintain this policy for the duration of the lease.

15.3	The required insurance contracts shall be maintained for the entire duration of the lease.

The contracting parties each have the right to assure themselves of the proper conclusion of the insurance contracts and their maintenance by inspecting the insurance documents or by being presented with a corresponding confirmation from the insurer.

If one of the contracting parties breaches the above obligations even after receiving a written warning from the other contracting party, or if the Tenant is no longer able to obtain liability coverage for the risks arising from his business operations, the requesting contracting party is entitled to terminate the tenancy in compliance with the statutory notice period.

15.4

Furthermore, the Tenant is obligated to notify the Landlord in writing of value-adding installations and changes in or on the Lease Property, and particularly in the case of any change in the risk assessment with respect to the conditions of the fire and liability insurance.

Any resulting surcharges on insurance premiums shall be borne by the Tenant.

16.	ACCESS TO THE LEASE PROPERTY

The Landlord and his/her legal representatives are allowed to enter the Lease Property with interested parties, technical experts or witnesses during normal business hours to exercise the legal right of lien, to check the structural condition of the Lease Property, as well as the functionality and safety of technical equipment on the Lease Property, to conclude a subsequent lease for the Lease Property, for the sale of the Lease Property or for similar reasons. The timely scheduling of this visit is required unless there is imminent danger. This does not apply to building areas that are designated as special purpose areas requiring restricted access (e.g., laboratories or designated storage areas) and that are marked as restricted at the entrance by the Tenant. These special areas may be entered by the Landlord only after prior agreement and advance notice and for good cause.

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Paragraph 19 applies accordingly to the Landlord and his/her legal representatives who receive access to the Lease Property.

17.	TERMINATION OF LEASE AGREEMENT

17.1

Until the termination of the lease, the Tenant is responsible for the repair of damage caused by the use of the Lease Property and for the removal of hazardous substances and preparations introduced through the use of the Lease Property. The Tenant is also obliged to perform any necessary cosmetic repairs and, if necessary, restore the condition of the Lease Property at the time of transfer in accordance with Paragraph 11.2. A joint protocol will be made no later than one month before the end of the Lease Agreement listing the damage resulting from the Tenant’s use of the Lease Property, the cosmetic repairs that need to be performed and the fixtures and additions, advertising and/or other installations that should be removed by the Tenant.

17.2

Upon termination of the Lease Agreement, the Tenant shall return the Lease Property properly vacated in accordance with the provisions of this Lease Agreement with all keys – including those copied by the Tenant – and all code cards on the date agreed upon with the Landlord. If this does not occur despite a reminder and a grace period, the Landlord is entitled to exchange the appropriate locks at the Tenant’s expense and have new keys and code cards made. The Tenant is aware that the Property is equipped with a locking system. Upon return of the Lease Property, the Landlord will make a detailed protocol of the Lease Property’s condition. The Tenant will be personally involved in the preparation of the protocol or represented by a representative with written authorization.

17.3

If the work to be carried out on the Lease Property by the Tenant is not completed by the end of the Lease Agreement, the rent shall be proportionally extended until the day on which this work is completed. All other claims of the Landlord remain unaffected.

17.4

If the Tenant vacates the Property prematurely, the Landlord has the right to have other repairs and alterations carried out at the Lease Property without entitling the Tenant to claims for rent credit or similar.

18.	SALE OF THE PROPERTY

18.1

The Landlord is entitled to transfer all rights and obligations arising from this lease in the context of a sale of the entire Property (but not before the transfer of the Lease Property to the Tenant) to the acquirer with a discharge of the Landlord’s obligations.

18.2

If, in the event of the sale or other transfer of the Lease Property, the future acquirer does not fulfill its obligations to the Tenant, the Landlord shall be liable in accordance with Sections 566 (2) and 578 BGB, similar to a guarantor who waived the defense of failure, for the damage to be compensated by the acquirer unless (a) the prospective acquirer (i) is in a financially similar position as the Landlord selling the Property, and the acquirer’s place of residence, business or address is in the European Union or (ii) possesses share capital at the time of acquisition that is equal to at least one year’s rent based on the annual rent due in the calendar year preceding the acquisition, or (iii) a professional investor with a good credit rating or (b) the liability arises only after a maximum period of 24 (twenty-four) months following the transfer of the Lease Property to the acquirer. A professional investor within the meaning of the aforementioned (iii) is an acquirer who is an investor subject to the supervision of BaFin or another domestic or in-

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ternational supervisory authority (such as German investment management company, insurance company or pension fund) or is a comparable investor.

If the Property is resold or encumbered by the acquirer, the liability of the Landlord in accordance with Sections 567b, 566 (2), and 578 BGB is also excluded subject to the conditions set out in lit. (a) and (b) as described above.

19.	CONFIDENTIAL INFORMATION/OBLIGATION OF SECRECY

The parties undertake to keep confidential information private in accordance with the confidentiality agreement attached as Appendix 10.

20.	TERMINATION OF PRIOR TENANCY AND EVACUATION

20.1

The Landlord is required to prove to the Tenant no later than February 29, 2016 that the tenancy with the former tenant Imtech Deutschland GmbH and Co. KG and its insolvency administrator (hereinafter “Imtech”) has been terminated and that Imtech has committed to clear the Lease Property no later than March 1, 2016. Proof shall be provided by a copy of the termination agreement or by a written assurance from the Landlord’s legal representative that the tenancy has been terminated and Imtech has committed to a timely evacuation of the Lease Property.

20.2

The preconditions for the collectability of the investment subsidy pursuant to Paragraph 2.2 are that proof has been provided in accordance with Paragraph 20.1 above and Imtech has vacated the Property. The Landlord must notify the Tenant in writing of the evacuation. At the request of the Tenant, the Tenant may personally view the Property to confirm the evacuation. Paragraph 2.2 also applies.

20.3

The Tenant has the right to rescind this Agreement if the proof in accordance with Paragraph 20.1 above has not been provided by February 29, 2016. The rescission must be executed in writing and provided to the Landlord no later than 2 weeks after the close of February 29, 2016.

21.	GENERAL PROVISIONS

21.1	Several natural or legal persons are jointly and severally liable for all liabilities under this lease.

21.2

Should one or more provisions of this Lease Agreement be or become ineffective for any reason, this shall not affect the validity of the remaining Lease Agreement. In such a case, the parties are obliged to conclude an effective agreement that comes closest to the economic purpose of the invalid provision.

21.3

Verbal collateral agreements have not been made. Amendments and additions to this Lease Agreement as well as all declarations of intent to be submitted to the other contracting party must be in written form in order to be valid. This also applies to the cancellation or amendment of this written form clause.

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21.4

The parties are aware of the legal written form requirement under Section 550 BGB. They undertake at all times to pursue all actions and provide all statements necessary to comply with the written form requirement, particularly in connection with the conclusion of addendums, modifications and supplementary agreements, and to not terminate the Lease Agreement prematurely due to the failure to comply with the written form clause. This remedial written form clause does not apply if an acquirer enters the tenancy as the new Landlord. The Landlord will, however, demand that the acquirer conclude an addendum at the Tenant’s request, according to which the remedial written form clause also applies to the acquirer and the Tenant. If the Landlord demands that the acquirer conclude an addendum with such a remedial written form clause and the Tenant proves this by presenting a corresponding agreement concluded with the acquirer, the Tenant obliges himself/herself to conclude a corresponding addendum with the acquirer.

21.5	The Tenant will notify the Landlord immediately in writing of any changes in the name of the Tenant’s company.

21.6

The Tenant will inform the Landlord immediately, sufficiently and in writing of any significant changes under corporate law, especially transformations as defined by the German Transformation Act, as well as the cancellation and/or modification of company agreements as defined by Sections 291 et seq. AktG no later than within two months of the entry into the commercial register of such transactions by specifying the change, the date of occurrence, type and extent and by submitting the relevant commercial register extracts. In view of the duty of notification incumbent on the Tenant in Paragraph 21.6 sentence 1, the contracting parties agree that the registration period of six months for providing a security deposit set out in Section 22 of the German Transformation Act shall only begin to apply after completely fulfilling the obligation to notify the Landlord under Paragraph 21.6 sentence 1. The Landlord reserves the right to assert further claims.

21.7	The following appendices are part of this Lease Agreement:

(a) Appendix 1 Site Map and Lease Area Plans

(b) Appendix 2 Area Definition

(c) Appendix 3 Tenant Building Specifications

(d) Appendix 4 Landlord Guarantee

(e) Appendix 4a Security Deposit

(f) Appendix 5 Letter of Comfort

(g) Appendix 6 Lease Collateral Easement

(h) Appendix 7 Ancillary Costs

(i) Appendix 8 Advertising Signs

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(j) Appendix 9 Transformer Substation and Power Lines

(k) Appendix 10 Confidentiality Agreement

Planegg, 17.12.15	Planegg, 17.12.15
Place, date	Place, date
GIP Grundbesitz Investitionsgesellschaft Planegg mbH & Co. KG	MorphoSys AG represented by
represented by the general partner, Verwaltung GIP Grundbesitz Investitionsgesellschaft Planegg mbH
/s/ Ludger Inholte
Ludger Inholte, Managing Director	/s/ Dr. Simon Moroney
Dr. Simon Moroney, Chief Executive Officer
/s/ Jens Holstein
Jens Holstein, Chief Financial Officer

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